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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                          JUNE 8, 2001 (MAY 24, 2001)

                              THE YORK GROUP, INC.
              Exact Name of Registrant as Specified in its Charter


          DELAWARE                     0-28096                  76-0490631
  State of Incorporation or     Commission File Number        I.R.S. Employer
        Organization                                         Identification No.


     8554 KATY FREEWAY, SUITE 200
            HOUSTON, TEXAS                               77024
 Address of Principal Executive Offices                (Zip Code)


                                 (713) 984-5500
                         Registrant's telephone number,
                               including area code


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                   INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 2. DISPOSITION OF ASSETS

        On May 24, 2001, the Registrant ("York") sold the businesses which comprise its Commemorative Products segment to Matthews International Corporation ("Matthews") for net cash proceeds of $45 million. The proceeds from this transaction retired substantially all of York's outstanding debt and further increased its cash reserves. After the closing, York had total debt of less than $1.5 million, consisting primarily of capital lease obligations, and cash reserves of approximately $21 million. York expects to record a pre-tax loss of approximately $10 million on the sale of these businesses, representing less than full realization of the $48 million goodwill value currently carried on the books of the subsidiaries in which these businesses operate. York also expects to write off approximately $2 million of deferred financing costs in conjunction with the debt retirement.

ITEM 5. OTHER EVENTS.

        On May 24, 2001, Matthews and York signed a merger agreement whereby Matthews is to acquire 100% of the outstanding common shares of York for $10 cash per share. Matthews also agreed to pay up to an additional $1 cash per share based on the excess cash remaining on York's balance sheet as of October 31, 2001. Completion of this transaction, anticipated to occur in the fourth quarter of 2001, is subject to York achieving earnings before interest, taxes, depreciation and amortization ("EBITDA") from its casket operations greater than the same period of the prior year for the nine months ended September 30, 2001; approval of the merger by the shareholders of York; compliance with applicable legal and regulatory requirements; and standard closing conditions. York believes that the interim period prior to closing will permit York to increase the per share value received by shareholders in the merger through the disposition of non-casket operations and other non-operating assets. York, a leading casket manufacturer in the United States, expects to have annual revenues approximating $130 million following the sale of its other operating businesses. Thomas J. Crawford, President and Chief Executive Officer of York, is expected to lead the casket operations after the acquisition.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   Financial Statements

            Not Applicable.

      (b)   Pro Forma Financial Statements


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            It is impracticable for the Registrant to provide the required pro forma financial information at the time this report is being filed. Pro Forma financial information required pursuant to this Item and the requirements of the Securities Exchange Act of 1934 will be filed by amendment to this Report within 60 days from the filing of this Report as permitted by Item 7(b)(2) of Form 8-K.

      (c)   Exhibits. The following exhibits are filed as part of this report:

            10.1 Matthews International Corporation, Empire Stock Corp., and The York Group, Inc., Stock Purchase Agreement, dated as of May 24, 2001

            10.2 Matthews International Corporation, Empire Stock Corp., The York Group, Inc., York Bronze Company and OMC Industries, Inc., Asset Purchase Agreement, dated as of May 24, 2001

            10.3 Agreement and Plan of Merger By and Among Matthews International Corporation, Empire Merger Corp. and The York Group, Inc., dated as of May 24, 2001

            99.1    Press Release - Commemorative Products

            99.2    Press Release - Merger



                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:      June 8, 2001

                                    THE YORK GROUP, INC.

                                    By: /s/ Dan E. Malone
                                        -------------------------------
                                        Dan E. Malone
                                        Vice President and CFO